Exhibit 99.1



To the Holders of
Trust Certificates (TRUCs), Series 2001-1
*CUSIP: 89826R204

In accordance with Section 4.03 of the Standard Terms for Trust Agreements dated as of June 19, 2001 as supplemented by the Series Supplement Trust Certificates (TRUCs) Series 2001-1 Trust dated as of June 19, 2001 between Bear Stearns Depositor Inc., as Depositor, and U.S. Bank Trust National Association, as Trustee, U.S. Bank Trust National Association, as Trustee of the Trust Certificates (TRUCs), Series 2001-1 Trust hereby gives notice with respect to the final distribution occurring on April 10, 2006 (the "Distribution Date") as follows:

(i) the liquidation proceeds received by the Trustee in respect of principal and accrued interest on the Underlying Securities (AT&T 6.50% Notes due 3/15/2029 (Cusip: 001957AW9))on the
         Distribution Date is as follows:

                 Principal:                   $     27,685,440.00
                 Interest:                    $        130,000.00

(ii) the amount of the final distribution on the Distribution Date to holders of the Class A-1 TRUCs certificates allocable to principal of and premium, if any, and interest or dividends was as follows:

                                                 Class A-1
                 Principal:                   $  25,000,000.00
                 Premium:                     $   1,250,000.00
                 Interest:                    $     129,340.28
                 Total Per $25 unit:          $    26.37934028

(iii) the Trustee received no compensation from the Trust for the period relating to the Distribution Date.

(iv) the aggregate Certificate Principal Balance of the TRUCs at the close of business on the Distribution Date was $0.00 and the Trust terminated.


U.S. Bank Trust National Association, as Trustee
April 10, 2006

* The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.